Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Investor Relations
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	June 24, 2008

H.B. Fuller Reports EPS From Continuing

Operations Up 2 Percent in the Second Quarter

Reaffirms Earnings Expectation For Fiscal Year 2008

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the second quarter that ended May 31, 2008.

Highlights:

•	Earnings from continuing operations per diluted share up 2 percent from prior year to $0.41

•	Achieved sequential improvement in organic sales trend versus the first quarter; net revenue grew 1 percent year over year

•	SG&A expense declined $6 million, or more than 9 percent year over year, as a result of tight control of discretionary spending

•	Completed $200 million share repurchase program at an average price of $21.91

•	Reaffirmed earnings expectation for fiscal year of between $1.76 and $1.86 per diluted share

Second Quarter:

Income from continuing operations for the second quarter of 2008 was $21.4 million, or $0.41 per diluted share, versus $24.9 million, or $0.40 per diluted share, in last year’s second quarter. While net revenue for the second quarter totaled $357 million, up 1 percent versus the prior year, lower income was primarily attributable to rising raw materials costs and a lag in selling price increases. Increasing raw material costs were partially offset by lower SG&A expense levels. The lower share count, resulting from the Company’s share repurchase program, led to the year-over-year per share improvement.

This year’s second quarter net income from continuing operations included two one-time charges that significantly reduced the gross profit margin of the Company’s North American segment. These charges included severance and related expenses associated with the realignment of an adhesive facility in Kentucky as well as channel resetting costs associated with the acquisition of new retail business within the Company’s Specialty Construction business. In total these charges were $2.7 million on a pre-tax basis, or the equivalent of $0.03 per diluted share. Excluding these charges, net income from continuing operations would have been $0.44 per diluted share versus reported results of $0.41 per diluted share.

Net revenue for this year’s second quarter was $357 million, up 1 percent versus the second quarter of 2007. Foreign currency translation favorably contributed 5.4 percentage points to net revenue growth. Higher average selling prices positively impacted net revenue growth by 0.9 percentage points and lower volume adversely impacted net revenue growth by 5.4 percentage points. Organic sales declined by 4.5 percent year over year in the second quarter, a sequential improvement of 310 basis points versus the 7.6 percent decline in the first quarter.

“As we had anticipated, the challenges we faced in the first quarter that resulted from both the sluggish North American economy and also the global inflationary raw material environment continued into the second quarter. On the other hand, we were pleased that despite these continued pressures we were able to manage the business from both an operational and capital perspective in order to maintain per-share profitability levels,” said Michele Volpi, president and chief executive officer. “Raw material costs have continued to escalate and pricing actions naturally lagged. To compensate for the short-term timing delay as we ramped up our pricing execution, we implemented strong cost controls to partially mitigate the correspondent gross margin pressure.”

Year-To-Date:

Income from continuing operations for the first half of 2008 was $39.6 million, or $0.72 per diluted share, versus $43.5 million, or $0.71 per diluted share, in the first half of last year.

Net revenue for the first half of 2008 was $679 million, down 1 percent versus the first half of 2007. Foreign currency translation favorably contributed 5.0 percentage points to net revenue growth. Higher average selling prices positively impacted net revenue growth by 0.7 percentage points and lower volume adversely impacted net revenue growth by 6.8 percentage points. Organic sales declined by 6.1 percent year over year in the first half of the year.

Fiscal Year 2008 Expectations:

The Company reaffirms its expectation to achieve net income per diluted share in fiscal year 2008 of between $1.76 and $1.86. This expectation continues despite the inflationary pressures and weakening end-market demand. Additionally, the Company now expects capital expenditures to be $20 to $25 million, down from the previous range of $30 to $35 million. For fiscal year 2008, the Company continues to expect depreciation expense to be approximately $35 million, amortization expense to be approximately $12 million, and the effective tax rate to be approximately 29 percent, excluding any future significant discrete items.

“Through our global footprint and continued focus on expense management, we remain confident for fiscal year 2008 despite the challenges we have outlined. Top line improvements are expected to accelerate through the end of the year and EBITDA margin is expected to improve from first half levels as we realize the benefits of pricing actions,” commented Volpi. “At the same time, we intend to continue our discretionary cost controls while we invest for growth in accordance with our five-year plan.”

Conference Call:

The Company will host an investor conference call to discuss second quarter 2008 results on Wednesday, June 25, 2008 at 9:30 a.m. central daylight time (10:30 a.m. eastern daylight time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding adjusted earnings per share and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP segment information is reconciled with reported GAAP results in segment financials provided below.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit its website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of April 4, 2008 and 10-K filing of January 30, 2008. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended May 31, 2008	13 Weeks Ended June 2, 2007
Net revenue	$356,765	$353,704
Cost of sales	(261,542)	(248,323)

Gross profit	95,223	105,381

Selling, general and administrative expenses	(62,795)	(69,027)
Gains from sales of assets	26	16
Other income, net	818	1,267
Interest expense	(3,942)	(3,181)

Income from continuing operations before income taxes, minority interests and income from equity investments	29,330	34,456
Income taxes	(8,343)	(10,029)
Minority interests in loss of subsidiaries	28	22
Income from equity investments	351	411

Income from continuing operations	21,366	24,860
Income from discontinued operations	—	2,407

Net Income	$21,366	$27,267

Basic income per common share:
Continuing operations	$0.42	$0.41
Discontinued operations	—	0.04

Net income	$0.42	$0.45

Diluted income per common share:
Continuing operations	$0.41	$0.40
Discontinued operations	—	0.04

Net income	$0.41	$0.44

Weighted-average common shares outstanding:
Basic	51,047	60,394
Diluted	51,819	61,465

Dividends declared per common share	$0.06600	$0.06450

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	May 31, 2008	December 1, 2007	June 2, 2007
Cash & cash equivalents	$212,478	$246,358	$201,000
Inventory	147,605	137,564	124,182
Trade accounts receivable, net	215,531	212,477	204,737
Trade accounts payable	133,923	156,247	145,957
Total assets	1,350,572	1,364,602	1,391,759
Total debt	347,830	172,608	171,666

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended May 31, 2008	26 Weeks Ended June 2, 2007
Net revenue	$679,413	$687,058
Cost of sales	(492,673)	(482,012)

Gross profit	186,740	205,046

Selling, general and administrative expenses	(127,792)	(140,666)
Gains from sales of assets	29	103
Other income, net	2,084	2,635
Interest expense	(6,870)	(6,789)

Income from continuing operations before income taxes, minority interests and income from equity investments	54,191	60,329

Income taxes	(15,553)	(17,556)

Minority interests in (income) loss of subsidiaries	111	(9)

Income from equity investments	830	767

Income from continuing operations	39,579	43,531
Income from discontinued operations	—	4,556

Net Income	$39,579	$48,087

Basic income per common share:
Continuing operations	$0.73	$0.72
Discontinued operations	—	0.08

Net income	$0.73	$0.80

Diluted income per common share:
Continuing operations	$0.72	$0.71
Discontinued operations	—	0.07

Net income	$0.72	$0.78

Weighted-average common shares outstanding:
Basic	53,865	60,164
Diluted	54,655	61,339

Dividends declared per common share	$0.13050	$0.12700

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended May 31, 2008	13 Weeks Ended June 2, 2007
Net Revenue:
North America	$160,100	$172,481
Europe	109,332	104,001
Latin America	53,475	50,021
Asia Pacific	33,858	27,201

Total H.B. Fuller	$356,765	$353,704

Operating Income[1]:
North America	$18,773	$23,805
Europe	9,629	10,092
Latin America	1,479	1,209
Asia Pacific	2,547	1,248

Total H.B. Fuller	$32,428	$36,354

Depreciation Expense:
North America	$4,185	$4,618
Europe	2,658	2,217
Latin America	1,194	1,478
Asia Pacific	614	641

Total H.B. Fuller	$8,651	$8,954

Amortization Expense:
North America	$2,176	$2,417
Europe	541	488
Latin America	92	107
Asia Pacific	46	57

Total H.B. Fuller	$2,855	$3,069

EBITDA[2]:
North America	$25,133	$30,839
Europe	12,828	12,797
Latin America	2,765	2,795
Asia Pacific	3,208	1,946

Total H.B. Fuller	$43,934	$48,377

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	26 Weeks Ended May 31, 2008	26 Weeks Ended June 2, 2007
Net Revenue:
North America	$298,739	$329,707
Europe	208,930	199,419
Latin America	109,222	104,939
Asia Pacific	62,522	52,993

Total H.B. Fuller	$679,413	$687,058

Operating Income[1]:
North America	$34,540	$39,164
Europe	17,714	18,090
Latin America	2,704	4,480
Asia Pacific	3,990	2,646

Total H.B. Fuller	$58,948	$64,380

Depreciation Expense:
North America	$8,457	$9,200
Europe	5,217	4,804
Latin America	2,394	2,684
Asia Pacific	1,215	1,234

Total H.B. Fuller	$17,283	$17,922

Amortization Expense:
North America	$4,572	$6,598
Europe	1,065	1,017
Latin America	184	213
Asia Pacific	92	114

Total H.B. Fuller	$5,913	$7,942

EBITDA[2]:
North America	$47,569	$54,962
Europe	23,996	23,911
Latin America	5,282	7,377
Asia Pacific	5,297	3,994

Total H.B. Fuller	$82,144	$90,244

[1]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments
[2]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense and defined on a segment basis as operating income, plus depreciation expense, plus amortization expense